Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $1.00 NET PER SHARE
AND
ALL OUTSTANDING PUBLICLY-TRADED WARRANTS
TO PURCHASE SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $0.02 NET PER WARRANT
BY
GALIL MERGER SUB, INC.
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL INC.,
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON DECEMBER 7, 2015, UNLESS THE OFFER IS EXTENDED.

November 5, 2015

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase, dated November 5, 2015 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Galil Merger Sub, Inc., a Delaware corporation (including any permitted assignee thereof, "Purchaser") and a wholly-owned subsidiary of Galil Medical Inc., a Delaware corporation ("Parent"), which is a wholly-owned subsidiary of Galil Medical Ltd., as Israeli company ("Israeli Parent"), to purchase (i) all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Perseon Corporation, a Delaware corporation ("Perseon"), other than Shares owned by Israeli Parent, Parent, Purchaser and their affiliates, at a purchase price of $1.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, and (ii) all of the publicly-traded warrants to purchase Perseon common stock (the "Public Warrants"), other than Public Warrants owned by Israeli Parent, Parent and Purchaser, at a purchase price of $0.02 per Public Warrant, net to the seller in cash, without interest thereon and less any applicable withholding taxes, each upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith.

        We are the holder of record of Shares or Public Warrants for your account. A tender of such Shares or Public Warrants can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares or Public Warrants held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares or Public Warrants held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

  1.
  The offer price is $1.00 per Share, net to you in cash, without interest and less any applicable withholding of taxes.

  2.
  The offer price is $0.02 per Public Warrant, net to you in cash, without interest and less any applicable withholding of taxes.

  2.
  The Offer is being made for all Shares and Public Warrants, other than Shares and Public Warrants owned by Israeli Parent, Parent and Purchaser.

  3.
  The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on December 7, 2015 (the "Expiration Date"), unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  4.
  Any stock transfer taxes applicable to the sale of Shares or Public Warrants to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Please carefully read the Offer to Purchase and the Letter of Transmittal in their entirety before completing the enclosed instructions.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Israeli Parent, Parent and Purchaser, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Perseon would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise), and (ii) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that would represent at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase.

        The Offer is subject to a financing condition.    Specifically, the Offer is conditioned upon Parent (either directly or through its affiliates) having received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors having definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and Purchaser and subject only to the satisfaction of the other conditions to the Offer (the "Financing Condition"). For purposes of this Offer, "Financing" shall be defined as definitive agreements with respect to debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to pay any fees and expenses payable by Parent, Purchaser or Perseon in connection therewith. Parent does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied. The Offer is also subject to certain other conditions discussed in "Conditions to the Offer" of the Offer to Purchase.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares and Public Warrants, other than Shares and Public Warrants owned by the Israeli Parent, Parent and Purchaser. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares or Public Warrants pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares or Public Warrants in such state.

In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares or Public Warrants, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares or Public Warrants, all such Shares or Public Warrants will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        The Offer is being made to all holders of Shares and Public Warrants, other than Shares and Public Warrants owned by the Israeli Parent, Parent, Purchaser and their affiliates. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares or Public Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $1.00 NET PER SHARE
AND
ALL OUTSTANDING PUBLICLY-TRADED WARRANTS
TO PURCHASE SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $0.02 NET PER WARRANT
BY
GALIL MERGER SUB, INC.
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL INC.,
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL LTD.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 5, 2015 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer by Galil Merger Sub, Inc., a Delaware corporation (including any permitted assignee thereof, "Purchaser") and a wholly-owned subsidiary of Galil Medical Inc., a Delaware corporation ("Parent"), which is a wholly-owned subsidiary of Galil Medical Ltd., an Israeli company ("Israeli Parent"), to purchase (i) all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Perseon Corporation, a Delaware corporation ("Perseon"), other than Shares owned by Israeli Parent, Parent, Purchaser and their affiliates, at a purchase price of $1.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, and (ii) all of the publicly-traded warrants to purchase Perseon common stock (the "Public Warrants"), other than Public Warrants owned by Israeli Parent, Parent and Purchaser, at a purchase price of $0.02 per Public Warrant, net to the seller in cash, without interest thereon and less any applicable withholding taxes, each upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

        This will instruct you to tender to Purchaser the number of Shares or Public Warrants indicated below (or, if no number is indicated below, all Shares and Public Warrants) that are held by you or your nominee for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to Be Tendered:*
Number of Public Warrants to Be Tendered:**
Account No.:

SIGN HERE	PRINT NAME AND ADDRESSES

Signature(s)

Dated:	, 2015	Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

**
Unless otherwise indicated, it will be assumed that all Public Warrants held by us for your account are to be tendered.